For Immediate Release

Hagerty Reports Third Quarter 2023 Results
Increases 2023 Outlook

•Third quarter 2023 Total Revenue increased 27% to $275.6 million compared to the prior year period and year-to-date 2023 Total Revenue increased 28% to $755.2 million compared to the prior year period
•Third quarter 2023 Written Premium increased 15% year-over-year to $255.6 million, and year-to-date 2023 Written Premium increased 16% to $714.3 million compared to the prior year period
•Third quarter 2023 Membership, marketplace and other revenue increased 37% year-over-year to $32.6 million, and year-to-date 2023 Membership, marketplace and other revenue increased 47% to $82.7 million compared to the prior year period
•Third quarter 2023 Net Income decreased 23% to $18.6 million compared to the prior year period, and year-to-date 2023 Net Income decreased 45% to $19.1 million compared to the prior year period
•Third quarter 2023 Adjusted EBITDA of $37.4 million, an increase of $47.4 million compared to the prior year period, and year-to-date 2023 Adjusted EBITDA of $78.4 million, an increase of $78.4 million compared to the prior year period

TRAVERSE CITY, Mich., November 8, 2023 /PRNewswire/ – Hagerty, Inc. (NYSE: HGTY), an automotive lifestyle brand and a leading specialty insurance provider focused on the global automotive enthusiast market, today announced financial results for the three and nine months ended September 30, 2023.
“We again delivered strong revenue and cash flow growth in our third quarter, with a revenue increase of 27% and operating cash flow growth of 83% to $62 million,” said McKeel Hagerty, Chief Executive Officer of Hagerty. “2023 is turning out to be a banner year for Hagerty, with year-to-date revenue growth of 28%, propelled by written premium gains of 16%, earned premium growth of 32%, and membership and marketplace gains of 47%. Our focus on creating a more profitable business has driven dramatically improved margins through operational efficiencies, cost discipline, and economies of scale. Given our sustained business momentum, we now expect to hit the upper end of our prior full year revenue guidance of 23-27% and are once again increasing our 2023 outlook for both net income and Adjusted EBITDA, powered by better-than-expected flow-through to the bottom line.”

Mr. Hagerty continued, “Hagerty is at the beginning of what we believe will be a multi-year period of sustained revenue growth and strong incremental margins. I couldn’t be prouder of One Team Hagerty’s work as they fuel the passion for driving by helping car enthusiasts protect, buy and sell, and enjoy their vehicles."

THIRD QUARTER 2023 FINANCIAL HIGHLIGHTS

•Third quarter 2023 Total Revenue increased 27% to $275.6 million compared to the prior year period and year-to-date 2023 Total Revenue increased 28% to $755.2 million compared to the prior year period.
•Third quarter 2023 Written Premium increased 15% to $255.6 million compared to the prior year period, and year-to-date 2023 Written Premium increased 16% to $714.3 million compared to the prior year period.
•Third quarter 2023 Commission and fee revenue increased 21% to $103.2 million compared to the prior year period, and year-to-date 2023 Commission and fee revenue increased 18% to $288.0 million compared to the prior year period.
•Policies in Force Retention was 88.2% as of September 30, 2023 compared to 88.0% as of September 30, 2022. Total insured vehicles increased 6% year-over-year to 2.4 million compared to the prior year period.
•Third quarter 2023 Loss Ratio was 41.1% compared to 56.4% in the prior year period. Year-to-date 2023 Loss Ratio was 41.5% compared to 46.8% in the prior year period. The year-over-year improvement was due in part to better underwriting results in the current year. In addition, prior year results included $10.0 million of catastrophe losses related to Hurricane Ian.
•Third quarter 2023 Earned premium increased 30% to $139.8 million compared to the prior year period, and year-to-date 2023 Earned premium increased 32% to $384.5 million compared to the prior year period.
•Earned premium growth was driven by the strong Written Premium growth as well as the increased quota share to approximately 80% compared to 70% in the prior year period.
•AM Best assigned a financial strength rating of A- (Excellent) to Hagerty Reinsurance Limited.
•Third quarter 2023 Membership, marketplace and other revenue increased 37% year-over-year to $32.6 million compared to the prior year period, and year-to-date 2023 Membership, marketplace and other revenue increased 47% to $82.7 million compared to the prior year period.
•Third quarter 2023 Marketplace revenue increased 87% to $13.0 million compared to the prior year period, and year-to-date 2023 Marketplace revenue increased 210% to $24.9 million compared to the prior year period.
•Third quarter 2023 Membership revenue increased 22% to $13.8 million compared to the prior year period, and year-to-date 2023 Membership revenue increased 20% to $39.5 million compared to the prior year period.
◦Hagerty Driver's Club (HDC) paid members increased 8% to approximately 807,000 compared to the prior year period.
•Third quarter 2023 Operating Income of $16.1 million compared to a Loss of $(21.2) million in the prior year period, and year-to-date 2023 Operating Income of $16.9 million compared to a Loss of $(31.8) million in the prior year period.
•Year-to-date 2023 results include restructuring charges of $8.9 million primarily associated with a reduction in force, reduced hiring plans and cost containment initiatives.
•Year-to-date 2023 results includes losses and impairments of $4.1 million related to the termination of the Garage + Social joint venture and the sale of DriveShare.
•Year-to-date 2023 depreciation and amortization was $34.9 million compared to $24.3 million in the prior year period. The increase was driven by a higher base of capital assets related to the digital platform which increased the expense by $4.8 million, as well as the $4.3 million impairment of media content assets during the first nine months of the year.
•Third quarter 2023 Net Income of $18.6 million compared to $24.3 million in the prior year period, and year-to-date 2023 Net Income of $19.1 million compared to $34.6 million in the prior year period.
•Net Income includes the impact from the change in fair value of warrant liabilities, the restructuring charges, as well as the impairment of media content assets.
•Third quarter 2023 Adjusted EBITDA of $37.4 million compared to $(10.0) million in the prior year period, and year-to-date 2023 Adjusted EBITDA of $78.4 million compared to $0.1 million in the prior year period.
•Third quarter 2023 Basic Earnings per Share was $0.04 and Diluted Earnings per Share was $0.04, and year-to-date 2023 Basic Earnings per Share was $0.04 and year-to-date Diluted Earnings per Share was $0.04.
•Third quarter 2023 Adjusted EPS was $0.05, and year-to-date 2023 Adjusted EPS was $0.05.

2023 OUTLOOK — GROWTH AND PROFITABILITY
Despite the uncertain macro environment, we are delivering strong results in 2023 and are well positioned to deliver sustained profitable growth over the coming years. We are confident that the opportunities we have identified to monetize our addressable market will expand our share, and we have thoughtfully prioritized our growth initiatives in 2023 to significantly improve our profitability and fund our purpose to save driving and fuel car culture for future generations. For full year 2023, we anticipate:

•Total Revenue growth of 26-27% powered by Written Premium growth of 15-16%
•Sustain double-digit Written Premium growth trajectory
•Deliver an unmatched online and live Marketplace experience
•Drive loyalty, referrals and incremental revenue and profit from Membership

•Continued evolution into an integrated insurance business

•Increase Hagerty Re’s quota share reinsurance agreement in the U.S. & U.K. to ~80%

•Significantly improved profitability through cost containment measures and operational efficiencies
•Net Income of $2-12 million
•Adjusted EBITDA of $75-85 million

	2023 Outlook		Prior Outlook at Q2 2023
in thousands	Low End	High End	Low End	High End
Total Revenue	$992,000	$1,000,000	$968,000	$1,000,000
Total Written Premium	$893,000	$901,000	$878,000	$894,000
Net Income	$2,000	$12,000	$(12,000)	$8,000
Adjusted EBITDA	$75,000	$85,000	$60,000	$80,000

The definitions and reconciliations of non-GAAP financial measures are provided under the heading Key Performance Indicators and Certain Non-GAAP Financial Measures at the end of this press release.

Conference Call Details
Hagerty will hold a conference call to discuss the financial results today at 10:00 am Eastern Time. A webcast of the conference call, including the Company's Investor presentation highlighting third quarter and year-to-date 2023 financial results, will be available on Hagerty’s investor relations website at investor.hagerty.com. The dial-in for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at investor.hagerty.com following the call.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. These forward-looking statements reflect Hagerty’s current expectations and projections with respect to its expected future business and financial performance, including, among other things: (i) expected operating results, such as revenue growth and increases in earned premium; (ii) changes in the market for Hagerty’s products and services, (iii) Hagerty’s plans to expand market share, including planned investments and partnerships; (iv) anticipated business objectives; and (v) the strength of Hagerty’s business model. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "future," "goal," "intend," "likely," "outlook," "plan," "potential," "project," "seek," "target," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.

A number of factors could cause actual results or outcomes to differ materially from those indicated by these forward-looking statements. These factors include, among other things, Hagerty’s ability to: (i) compete effectively within its industry and attract and retain members; (ii) maintain key strategic relationships with its insurance distribution and underwriting carrier partners; (iii) prevent, monitor and detect fraudulent activity; (iv) manage risks associated with disruptions, interruptions, outages with its technology platforms or third-party services; (v) accelerate the adoption of Hagerty’s membership products as well as any new insurance programs and products; (vi) manage the cyclical nature of the insurance business including through any periods of recession, economic downturn or inflation; (vii) address unexpected increases in the frequency or severity of claims; (vii) comply with the numerous laws and regulations applicable to Hagerty’s business, including state, federal and foreign laws relating to insurance and rate increases, privacy, the internet and accounting matters; (ix) manage risks associated with being a controlled company; and (x) other risks and uncertainties indicated from time to time in documents filed or to be filed with the Securities and Exchange Commission (the "SEC") by Hagerty.

The forward-looking statements herein represent the judgment of Hagerty as of the date of this release and Hagerty disclaims any intent or obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise. This press release should be read in conjunction with the information included in the Company's other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand Hagerty’s reported financial results and our business outlook for future periods.

About Hagerty, Inc. (NYSE: HGTY)

Hagerty is an automotive lifestyle brand committed to saving driving and fueling car culture for future generations. The company is a leading provider of specialty vehicle insurance, expert car valuation data and insights, live and digital car auction services, immersive events and automotive entertainment custom made for the 67 million Americans who self-describe as car enthusiasts. Hagerty also operates in Canada and the U.K. and is home to Hagerty Drivers Club, a community of over 800,000 who can’t get enough of cars. As a purpose-driven organization, Hagerty Impact aims to be a catalyst for positive change across the issues that matter most to our teams, our members, the broader automotive community, our shareholders and the planet at large. For more information, please visit www.hagerty.com or connect with us on Facebook, Instagram, Twitter and LinkedIn.

More information can be found at newsroom.hagerty.com.

Contact: Jay Koval, investor@hagerty.com
Hagerty Media Contact: Andrew Heller, aheller@hagerty.com

Category: Financial

Source: Hagerty

Hagerty, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

	Three months ended September 30,
	2023	2022	$ Change	% Change

REVENUE:	in thousands (except percentages and per share amounts)
Commission and fee revenue	$103,173	$85,457	$17,716	20.7%
Earned premium	139,785	107,487	32,298	30.0%
Membership, marketplace and other revenue	32,616	23,813	8,803	37.0%
Total revenue	275,574	216,757	58,817	27.1%
OPERATING EXPENSES:
Salaries and benefits	51,318	50,120	1,198	2.4%
Ceding commission	65,413	50,415	14,998	29.7%
Losses and loss adjustment expenses	57,485	60,605	(3,120)	(5.1)%
Sales expense	47,737	44,097	3,640	8.3%
General and administrative services	22,166	23,853	(1,687)	(7.1)%
Depreciation and amortization	10,753	8,890	1,863	21.0%
Restructuring, impairment and related charges, net	473	—	473	100.0%
Losses and impairments related to divestitures	4,112	—	4,112	100.0%
Total operating expenses	259,457	237,980	21,477	9.0%
OPERATING INCOME (LOSS)	16,117	(21,223)	37,340	175.9%
Change in fair value of warrant liabilities	850	11,583	(10,733)	(92.7)%
Revaluation gain on previously held equity method investment	—	34,735	(34,735)	(100.0)%
Interest and other income (expense)	6,260	662	5,598	845.6%
INCOME (LOSS) BEFORE INCOME TAX EXPENSE	23,227	25,757	(2,530)	(9.8)%
Income tax benefit (expense)	(4,604)	91	(4,695)	(5159.3)%
Income (loss) from equity method investment, net of tax	—	(1,535)	1,535	100.0%
NET INCOME (LOSS)	18,623	24,313	(5,690)	(23.4)%
Net loss (income) attributable to non-controlling interest	(13,269)	(9,599)	(3,670)	38.2%
Accretion of Series A Convertible Preferred Stock	(1,838)	—	(1,838)	100.0%
NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON STOCKHOLDERS	$3,516	$14,714	$(11,198)	(76.1)%

Earnings (loss) per share of Class A Common Stock:
Basic	$0.04	$0.18
Diluted	$0.04	$0.07

Weighted-average shares of Class A Common Stock outstanding:
Basic	84,479	82,816
Diluted	84,479	336,768

Hagerty, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

	Nine months ended September 30,
	2023	2022	$ Change	% Change

REVENUE:	in thousands (except percentages and per share amounts)
Commission and fee revenue	$287,972	$243,424	$44,548	18.3%
Earned premium	384,498	290,719	93,779	32.3%
Membership, marketplace and other revenue	82,700	56,442	26,258	46.5%
Total revenue	755,170	590,585	164,585	27.9%
OPERATING EXPENSES:
Salaries and benefits	160,122	149,867	10,255	6.8%
Ceding commission	181,188	138,048	43,140	31.3%
Losses and loss adjustment expenses	159,461	136,144	23,317	17.1%
Sales expense	124,791	109,989	14,802	13.5%
General and administrative services	64,865	64,040	825	1.3%
Depreciation and amortization	34,893	24,337	10,556	43.4%
Restructuring, impairment and related charges, net	8,857	—	8,857	100.0%
Losses and impairments related to divestitures	4,112	—	4,112	100.0%
Total operating expenses	738,289	622,425	115,864	18.6%
OPERATING INCOME (LOSS)	16,881	(31,840)	48,721	153.0%
Change in fair value of warrant liabilities	(1,419)	37,869	(39,288)	(103.7)%
Revaluation gain on previously held equity method investment	—	34,735	(34,735)	(100.0)%
Interest and other income (expense)	15,677	(375)	16,052	4,280.5%
INCOME (LOSS) BEFORE INCOME TAX EXPENSE	31,139	40,389	(9,250)	(22.9)%
Income tax benefit (expense)	(12,002)	(4,077)	(7,925)	(194.4)%
Income (loss) from equity method investment, net of tax	—	(1,676)	1,676	100.0%
NET INCOME (LOSS)	19,137	34,636	(15,499)	(44.7)%
Net loss (income) attributable to non-controlling interest	(13,477)	2,049	(15,526)	(757.7)%
Accretion of Series A Convertible Preferred Stock	(1,838)	—	(1,838)	100.0%
NET INCOME (LOSS) ATTRIBUTABLE TO CLASS A COMMON STOCKHOLDERS	$3,822	$36,685	$(32,863)	(89.6)%

Earnings (loss) per share of Class A Common Stock:
Basic	$0.04	$0.44
Diluted	$0.04	$0.03

Weighted-average shares of Class A Common Stock outstanding:
Basic	84,042	82,569
Diluted	84,042	335,392

Hagerty, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

	September 30, 2023	December 31, 2022

ASSETS	in thousands (except share amounts)
Current Assets:
Cash and cash equivalents	$90,710	$95,172
Restricted cash and cash equivalents	594,865	444,019
Accounts receivable	81,960	58,255
Premiums receivable	179,168	100,700
Commissions receivable	63,192	60,151
Notes receivable	26,828	25,493
Deferred acquisition costs, net	155,278	107,342
Other current assets	56,783	45,651
Total current assets	1,248,784	936,783
Notes receivable	13,329	11,934
Property and equipment, net	21,518	25,256
Lease right-of-use assets	52,113	82,398
Intangible assets, net	95,776	104,024
Goodwill	114,198	115,041
Other long-term assets	37,959	37,082
TOTAL ASSETS	$1,583,677	$1,312,518
LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$75,963	$77,049
Losses payable and provision for unpaid losses and loss adjustment expenses	190,784	167,257
Commissions payable	111,657	77,075
Due to insurers	113,485	68,171
Advanced premiums	28,881	17,084
Unearned premiums	335,901	235,462
Contract liabilities	33,954	25,257
Total current liabilities	890,625	667,355
Long-term lease liabilities	52,022	80,772
Long-term debt, net	75,764	108,280
Warrant liabilities	46,980	45,561
Deferred tax liability	17,892	12,850
Contract liabilities	17,835	19,169
Other long-term liabilities	3,972	11,162
TOTAL LIABILITIES	1,105,090	945,149
Commitments and Contingencies	—	—
TEMPORARY EQUITY(1)
Preferred stock, $0.0001 par value (20,000,000 shares authorized, 8,483,561 Series A Convertible Preferred Stock issued and outstanding as of September 30, 2023 and no shares issued and outstanding as of December 31, 2022)	80,997	—
STOCKHOLDERS' EQUITY
Class A Common Stock, $0.0001 par value (500,000,000 shares authorized, 84,479,065 and 83,202,969 issued and outstanding as of September 30, 2023 and December 31, 2022, respectively)	8	8
Class V Common Stock, $0.0001 par value (300,000,000 authorized, 251,033,906 shares issued and outstanding as of September 30, 2023 and December 31, 2022)	25	25
Additional paid-in capital	557,961	549,034
Accumulated earnings (deficit)	(483,566)	(489,602)
Accumulated other comprehensive income (loss)	(176)	(213)
Total stockholders' equity	74,252	59,252
Non-controlling interest	323,338	308,117
Total equity	397,590	367,369
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY	$1,583,677	$1,312,518

(1) The Series A Convertible Preferred Stock is recorded within Temporary Equity because it has equity conversion and cash redemption features.

Hagerty, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine months ended September 30,
	2023	2022

OPERATING ACTIVITIES:	in thousands
Net income (loss)	$19,137	$34,636
Adjustments to reconcile net income (loss) to net cash from operating activities:
Change in fair value of warrant liabilities	1,419	(37,869)
Loss on equity method investment	—	1,676
Revaluation gain on previously held equity method investment	—	(34,735)
Depreciation and amortization	34,893	24,337
Provision for deferred taxes	4,973	3,373
Impairment of operating lease right-of-use assets	1,147	—
Loss on disposals of equipment, software and other assets	2,019	1,131
Losses and impairments related to divestitures	2,827	—
Share-based compensation expense	13,157	8,165
Other	1,162	242
Changes in operating assets and liabilities:
Accounts, premiums and commission receivable	(107,001)	(71,753)
Deferred acquisition costs	(47,936)	(32,637)
Losses payable and provision for unpaid losses and loss adjustment expenses	23,527	53,574
Commissions payable	34,582	21,109
Due to insurers	45,322	40,876
Advanced premiums	11,800	10,363
Unearned premiums	100,439	74,624
Other assets and liabilities, net	(9,246)	(3,549)
Net Cash Provided by Operating Activities	132,221	93,563
INVESTING ACTIVITIES:
Capital expenditures	(21,556)	(33,429)
Acquisitions, net of cash acquired	(8,690)	(12,715)
Purchase of previously held equity method investment	—	(15,250)
Issuance of note receivable to previously held equity method investment	—	(7,000)
Issuance of notes receivable	(11,405)	(8,391)
Collection of notes receivable	10,252	—
Purchase of fixed income securities	(7,277)	(2,448)
Maturities of fixed income securities	4,128	1,216
Other investing activities	86	(1,662)
Net Cash Used in Investing Activities	(34,462)	(79,679)
FINANCING ACTIVITIES:
Payments on long-term debt	(132,850)	(90,500)
Proceeds from long-term debt, net of issuance costs	100,345	91,000
Proceeds from issuance of preferred stock, net of issuance costs	79,159	—
Contribution from non-controlling interest	779	1,000
Payments on notes payable	—	(1,000)
Proceeds from issuance of common stock under employee stock purchase plan	906	—
Net Cash Provided by (Used in) Financing Activities	48,339	500
Effect of exchange rate changes on cash and cash equivalents and restricted cash and cash equivalents	286	(2,023)

Change in cash and cash equivalents and restricted cash and cash equivalents	146,384	12,361
Beginning cash and cash equivalents and restricted cash and cash equivalents	539,191	603,972
Ending cash and cash equivalents and restricted cash and cash equivalents	$685,575	$616,333

Hagerty, Inc.
Key Performance Indicators and Certain Non-GAAP Financial Measures

Key Performance Indicators

The tables below present a summary of our Key Performance Indicators, including important operational metrics, as well as certain GAAP and non-GAAP financial measures as of and for the periods presented. We use these Key Performance Indicators to evaluate our business, measure our performance, identify trends against planned initiatives, prepare financial projections and make strategic decisions. We believe these Key Performance Indicators are useful in evaluating the Company's performance when read together with our Condensed Consolidated Financial Statements prepared in accordance with GAAP.

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Operational Metrics
Total Written Premium (in thousands)	$255,569	$222,136	$714,314	$614,623
Loss Ratio	41.1%	56.4%	41.5%	46.8%
New Business Count — Insurance	69,691	68,561	201,593	190,997

GAAP Measures
Total Revenue (in thousands)	$275,574	$216,757	$755,170	$590,585
Operating Income (Loss) (in thousands)	$16,117	$(21,223)	$16,881	$(31,840)
Net Income (Loss) (in thousands)	$18,623	$24,313	$19,137	$34,636
Basic Earnings (Loss) Per Share	$0.04	$0.18	$0.04	$0.44

Non-GAAP Financial Measures
Adjusted EBITDA (in thousands)	$37,377	$(10,010)	$78,449	$96
Adjusted Earnings (Loss) Per Share	$0.05	$(0.06)	$0.05	$(0.10)

	September 30, 2023	December 31, 2022
Operational Metrics
Policies in Force	1,387,429	1,315,977
Policies in Force Retention	88.2%	88.0%
Vehicles in Force	2,356,603	2,234,461
HDC Paid Member Count	806,832	752,754
Net Promoter Score (NPS)	83	83

Non-GAAP Financial Measures

Adjusted EBITDA

We define Adjusted EBITDA as consolidated Net income (loss) excluding interest and other income (expense), income tax (expense) benefit, and depreciation and amortization, adjusted to exclude (i) changes in fair value of warrant liabilities; (ii) share-based compensation expense; and when applicable, (iii) restructuring, impairment and related charges, net; (iv) the net gain or loss from asset disposals; (v) losses and impairments related to divestitures; (vi) revaluation gain on previously held equity method investment; and (vii) certain other unusual items.

We present Adjusted EBITDA because we consider it to be an important supplemental measure of the Company's performance and believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. Management uses Adjusted EBITDA as a measure of the operating performance of our business on a consistent basis, as it removes the impact of items not directly resulting from our core operations.

By providing this non-GAAP financial measure, together with a reconciliation to net income (loss), which is the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. However,

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or a substitute for net income (loss) or other financial statement data presented in our Condensed Consolidated Financial Statements as indicators of financial performance. Hagerty's Adjusted EBITDA may be determined or calculated differently than similarly titled measures of other companies in our industry, which could reduce the usefulness of this non-GAAP financial measure when comparing our performance to that of other companies.

The following table reconciles Adjusted EBITDA to the most directly comparable GAAP measure, which is Net income (loss):

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022

	in thousands
Net income (loss)	$18,623	$24,313	$19,137	$34,636
Interest and other (income) expense	(6,260)	(662)	(15,677)	375
Income tax (benefit) expense	4,604	(91)	12,002	4,077
Depreciation and amortization	10,753	8,890	34,893	24,337
Restructuring, impairment and related charges, net	473	—	8,857	—
Change in fair value of warrant liabilities	(850)	(11,583)	1,419	(37,869)
Share-based compensation expense	4,935	3,858	12,869	8,165
Losses and impairments related to divestitures	4,112	—	4,112	—
Revaluation gain previously held equity method investment	—	(34,735)	—	(34,735)
Other unusual items (1)	987	—	837	1,110
Adjusted EBITDA	$37,377	$(10,010)	$78,449	$96

(1) Other unusual items primarily includes a net legal settlement accrual recognized in the three and nine months ended September 30, 2023 and non-restructuring severance expense recognized in the nine months ended September 30, 2022.

The following table reconciles Adjusted EBITDA for the year ended December 31, 2023 Outlook to the most directly comparable GAAP measure, which is Net income (loss):

	2023 Low	2023 High

	in thousands
Net income (loss)	$2,000	$12,000
Interest and other (income) expense	(18,500)	(18,500)
Income tax (benefit) expense	15,500	15,500
Depreciation and amortization	44,112	44,112
Restructuring, impairment and related charges, net	8,857	8,857
Change in fair value of warrant liabilities	1,419	1,419
Share-based compensation expense	17,500	17,500
Losses and impairments related to divestitures	4,112	4,112
Adjusted EBITDA	$75,000	$85,000

Adjusted EPS

We define Adjusted Earnings (Loss) Per Share ("Adjusted EPS") as consolidated Net income (loss), less the change in fair value of our warrants and, when applicable, the revaluation gain on previously held equity method investment divided by our outstanding and total potentially dilutive securities, which includes (i) the weighted-average issued and outstanding shares of Class A Common Stock; (ii) all issued and outstanding non-controlling interest Hagerty Group Units; (iii) all unexercised warrants; (iv) all unissued share-based compensation awards; and (v) all issued and outstanding shares of the Series A Convertible Preferred Stock.

The most directly comparable GAAP measure is basic earnings per share ("Basic EPS"), which is calculated as Net income (loss) available to Class A Common Stockholders divided by the weighted average number of Class A Common Stock shares outstanding during the period.

We present Adjusted EPS because we consider it to be an important supplemental measure of our operating performance and believe it is used by securities analysts, investors and other interested parties in evaluating the consolidated performance of other companies in our industry. We also believe that Adjusted EPS, which compares our consolidated Net income (loss) with our outstanding and potentially dilutive shares, provides useful information to investors regarding our performance on a fully consolidated basis.

Management uses Adjusted EPS:

•as a measurement of operating performance of our business on a fully consolidated basis;
•to evaluate the performance and effectiveness of our operational strategies; and
•as a preferred predictor of core operating performance, comparisons to prior periods and competitive positioning.

We caution investors that Adjusted EPS is not a recognized measure under GAAP and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, including Basic EPS, and that Adjusted EPS, as we define it, may be defined or calculated differently by other companies. In addition, Adjusted EPS has limitations as an analytical tool and should not be considered as a measure of profit or loss per share.

The following table reconciles Adjusted EPS to the most directly comparable GAAP measure, which is Basic EPS:

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022

	in thousands (except per share amounts)
Numerator:
Net income (loss) available to Class A Common Stockholders (1)	$3,255	$14,714	$3,712	$36,685
Undistributed earnings allocated to Series A Convertible Preferred Stock	261	—	110	—
Accretion of Series A Convertible Preferred Stock	1,838	—	1,838	—
Net income (loss) attributable to non-controlling interest	13,269	9,599	13,477	(2,049)
Consolidated net income (loss)	18,623	24,313	19,137	34,636
Change in fair value of warrant liabilities	(850)	(11,583)	1,419	(37,869)
Revaluation gain on previously held equity method investment	—	(34,735)	—	(34,735)
Adjusted consolidated net income (loss) (2)	$17,773	$(22,005)	$20,556	$(37,968)

Denominator:
Weighted average shares of Class A Common Stock outstanding — basic(1)	84,479	82,816	84,042	82,569
Total potentially dilutive securities outstanding:
Conversion of non-controlling interest Hagerty Group Units to Class A Common Stock	255,499	255,758	255,499	255,758
Conversion of Series A Convertible Preferred Stock to Class A Common Stock	6,785	—	6,785	—
Total unissued share-based compensation awards	8,490	6,878	8,490	6,878
Total warrants outstanding	19,484	19,484	19,484	19,484
Potentially dilutive shares outstanding	290,258	282,120	290,258	282,120
Fully dilutive shares outstanding (2)	374,737	364,936	374,300	364,689

Basic EPS(1)	$0.04	$0.18	$0.04	$0.44

Adjusted EPS(2)	$0.05	$(0.06)	$0.05	$(0.10)

(1) Numerator and Denominator of the GAAP measure Basic EPS
(2) Numerator and Denominator of the non-GAAP measure Adjusted EPS